Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lamar Advertising Company and Lamar Media Corp.:

We consent to the incorporation by reference in the registration statements Nos. 333-224943, 333-89034, 333-37858, 333-116008, 333-160943, 333-160945, 333-182365, 333-190603, 333-190604 and 333-206483 on Form S-8 and 333-224579 and 333-226614 on Form S-3 of Lamar Advertising Company of (a) our reports dated February 25, 2019, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018 and the related notes and financial statement schedules II to III, and the effectiveness of internal control over financial reporting as of December 31, 2018, and (b) our reports dated February 25, 2019, with respect to the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2018 and the related notes and financial statement schedules II to III, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Lamar Advertising Company and Lamar Media Corp. Our reports on the consolidated financial statements refer to a change in the method of accounting for business combinations and a change in the method of accounting for revenue recognition.

/s/ KPMG LLP
KPMG LLP

Baton Rouge, Louisiana
February 25, 2019